[ARTICLE] 5
Barr Laboratories, Inc.
2 Quaker Road, P.O. Box 2900
NEWS RELEASE
Pomona, NY 10970
914-362-1100

CONTACT: Charles M. Mayr,  914-348-8050


Barr Laboratories Announces Conversion of Debt to Common Stock

Pomona,  New  York,  February 13, 1995.....Barr  Laboratories,
Inc. (AMEX-BRL) today announced that its noteholders have elected to convert the entire $10 million principal amount of all outstanding 10.05% Convertible Subordinated Notes to common shares of Barr Laboratories stock. The noteholders will receive approximately 510,000 shares. Barr expects that the transaction will be completed within ten days. The noteholders have informed the Company that the shares, received for the conversion, are expected to be privately placed.

Although the Convertible Subordinated Notes were due June 28, 2001, Barr elected to prepay the debt so that the noteholders had the option of taking common stock or a cash payment equivalent to $10 million plus a make-whole amount of approximately $750,000.

Barr Laboratories, Inc. is a leading independent developer, manufacturer and marketer of high quality generic pharmaceuticals. The Company manufactures and distributes a wide range of generic prescription drug products in various dosage forms and strengths. Barr's administrative offices and research and development, manufacturing and distribution facilities are located in Blauvelt and Pomona, New York, and Northvale, New Jersey.